Exhibit 99.1

 INVESTOR PRESENTATION  September 2016

# IV. Simplification of our E-commerce activities

- Announcement in May 2016 of the project to reorganize Cnova's E-commerce Business in Brazil (Cnova Brazil) within Via Varejo to create an omni-channel Electronics leader in Brazil and to focus Cnova on the Cdiscount activity in France

- Approval of this project by the Boards of Via Varejo and Cnova in August 2016 and Via Varejo shareholders' meetings scheduled in September and Cnova's shareholders' meeting expected in Q4 2016

- Subject to the completion of the reorganization between Via Varejo and Cnova Brazil, Casino has agreed to launch an offer to purchase the publicly held Cnova shares at US$5,50 per share

- The reorganization is expected to generate operational synergies:
  - One time working capital improvement of c. BRL325m, thanks to the reduction of overlapping inventories
  - Recurring sales and cost synergies of c. BRL245m, run-rates achieved in 2017

(Source: Via Varejo Notice of Material Fact 08/08/2016)

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Disclaimer 1/2  Important Information for Investors and Security HoldersIn this presentation, Casino cautions that there can be no assurance as to when Casino’s offer for Cnova’s outstanding ordinary shares will be launched or whether it will be launched at all. The launch of Casino’s voluntary tender offer will follow completion of the reorganization between Via Varejo and Cnova Brazil, which remains subject to the fulfilment of certain conditions precedent (including, in particular, the absence of a material adverse event prior to completion of the reorganization).This presentation does not constitute an offer to purchase, nor a solicitation to sell any securities. Investors are strongly advised to read, if and when they become available, the information materials relating to the tender offer for Cnova’s outstanding ordinary shares because they will contain important information. The potential tender offer for Cnova’s outstanding ordinary shares, par value €0.05 per share, described in this presentation has not commenced and may never commence. If and when the offer is commenced, Casino will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”), Cnova will timely file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer, Casino will file a draft tender offer memorandum (projet de note d’information) with the French Autorité des marchés financiers (“AMF”) and Cnova will timely file a draft memorandum in response (projet de note d’information en réponse) including the recommendation of its board of directors, with respect to the offer. Casino and Cnova intend to mail these documents to the shareholders of Cnova to the extent permissible under applicable laws. Any tender offer document and any document containing a recommendation with respect to the offer statement (including any offer to purchase, any related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to any tender offer. Those materials, as amended from time to time, will be made available to Cnova’s shareholders at no expense to them at www.cnova.com. In addition, any tender offer materials and other documents that Casino and/or Cnova may file with the SEC and the AMF will be made available to all investors and shareholders of Cnova free of charge at www.groupe-casino.fr and www.cnova.com. Unless otherwise required by law, all of those materials (and all other offer documents filed with the SEC and the AMF) will be available at no charge on the SEC’s website: www.sec.gov and on the AMF’s website: www.amf-france.org.

   Disclaimer 2/2  This presentation contains forward-looking information and statements about Casino. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions. Although the management of Casino believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Casino securities are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Casino, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in Casino’s public filings with the Autorité des marchés financiers (“AMF”), including those listed under “Risk Factors and Insurance” in the Registration Document filed by Casino on 19 April 2016. Except as required by applicable law, Casino undertakes no obligation to update any forward-looking information or statements. This material was prepared solely for information purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. Likewise it does not give and should not be treated as giving investment advice. It has no regard to the specific investment objectives, financial situation or particular needs of any recipient. No representation or warranty, either express or implied, is provided in relation to the accuracy, completeness or reliability of the information contained herein. It should not be regarded by recipients as a substitute for the exercise of their own judgment. All opinions expressed in this material are subject to change without notice.This presentation and its contents are proprietary information and may not be reproduced or otherwise disseminated in whole or in part without the prior written consent of Casino Group.